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                                                                    EXHIBIT 99.1

(SBS TECHNOLOGIES LOGO)
                                                           FOR IMMEDIATE RELEASE

             SBS TECHNOLOGIES REPORTS RESULTS OF FOURTH QUARTER AND
                        FISCAL YEAR ENDED JUNE 30, 2003

ALBUQUERQUE, NM (August 12, 2003) - SBS Technologies(R) (NASDAQ: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced the results of its fourth quarter and fiscal year ended June 30, 2003. Highlights include:

         o Fourth quarter sales were $29.5 million. Total year sales were $115.5 million.

         o Earnings per share for the fourth quarter was $0.01, including $1.1 million of costs associated with the closure of the Carlsbad, California facility.

         o Earnings per share for the twelve-months ended June 30, 2003 was $0.11 before the cumulative effect of the change in accounting for goodwill.

         o Cash increased to $37.1 million as of June 30, 2003, and SBS remains debt free.

         o Gross profit as a percentage of sales for the fourth quarter was 50.2%, and for the fiscal year, 49.8%.

         o Book-to-bill ratio for the fourth quarter was 1 to 1, and for the year was .98 to 1.

         o 8 Design Wins were reported in the fourth quarter, and 45 were obtained during fiscal year 2003.

         o        SBS completed the acquisition of Avvida Systems.

"Today we announced the results of what has been a year of refocus for SBS. At the end of fiscal year 2002, we stated that we would get SBS back to basics. We have made excellent progress this past year with better focus on our markets, customers and products," said Clarence W. Peckham, CEO of SBS Technologies. "We have our costs under control, we are developing new products, we are aggressively pursuing new business, and we have returned SBS to a profitable position," continued Peckham.

Sales for the fourth quarter were $29.5 million, a 4% increase from the $28.4 million in sales for the fourth quarter of the prior fiscal year, and a 2% increase compared to the $28.9 million in sales for the third quarter of fiscal year 2003. Sales for the twelve months ended June 30, 2003 were $115.5 million, a 3% decrease from the $118.9 million for the same period of the prior fiscal year.

On a group basis, Commercial and Government Group fourth quarter sales increased approximately 9%, to $23.0 million, while Communications and Enterprise Group fourth quarter sales decreased approximately 10%, to $6.5 million, both compared to the previous year's fourth quarter. On a sequential


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basis, Commercial and Government Group sales increased 3% and Communications and
Enterprise Group sales decreased 1%, both compared to the previous quarter. For the twelve-months ended June 30, 2003, Commercial and Government Group sales increased 10%, to $90.2 million, and Communications and Enterprise Group sales decreased 31%, to $25.3 million, both compared to the previous fiscal year.

Net income for the quarter ended June 30, 2003, was $114,000, or $0.01 per common share - assuming dilution, compared to a net loss of ($13.2) million, or ($0.91) per common share - assuming dilution for the same quarter of the prior fiscal year. Included in this quarter's financial results are pre-tax costs totaling $1.1 million associated with the closure of the Carlsbad, California facility.

The financial results for the twelve-months ended June 30, 2003 include a transitional impairment charge of ($6.1) million, net of tax, for the cumulative effect of the change in accounting for goodwill, resulting from SBS' adoption of Statement of Financial Accounting Standards No. 142 ("SFAS 142") "Goodwill and Other Intangible Assets." For the twelve-months ended June 30, 2003, income before the transitional impairment charge was $1.6 million, or $0.11 per common share - assuming dilution. After the transitional impairment charge, SBS incurred a net loss for the twelve-months ended June 30, 2003 of ($4.4) million, or ($0.30) per common share - assuming dilution. For the prior fiscal year, SBS reported a net loss of ($24.4) million, or ($1.67) per common share - assuming dilution.

Effective July 1, 2002, SBS adopted SFAS 142 and no longer amortizes goodwill. As of the date of adoption, SBS had unamortized goodwill of approximately $20.5 million, subject to the transition provisions of SFAS 142. There was no goodwill amortization expense for the three and twelve months ended June 30, 2003, compared to goodwill amortization of approximately $1.1 million and $4.5 million for the three and twelve months ended June 30, 2002, respectively. SBS' reported net loss excluding goodwill amortization, for the three months ended June 30, 2002, would have been approximately ($12.6) million, and for the twelve month period ended June 30, 2002 would have been approximately ($21.6) million. Excluding goodwill amortization, net loss per common share - assuming dilution, would have been ($0.86) and ($1.48) for the three and twelve months ended June 30, 2002, respectively. As previously mentioned, the company completed the transitional impairment analysis during the quarter ended June 30, 2003, and a transitional impairment charge of ($6.1) million, net of tax, or ($0.41) per common share - assuming dilution, was recorded in the financial results for the year ended June 30, 2003.

The total cash balance at June 30, 2003 was $37.1 million, compared to $24.8 million at June 30, 2002, and SBS remains debt free. For the fourth quarter ended June 30, 2003, cash increased approximately 28% or $8.2 million, compared to the previous quarter, with approximately $6.0 million of this increase resulting from income tax refunds of payments made in prior years.

Gross profit for the quarter as a percentage of sales was 50.2%, compared to 35.9% of sales for the fourth quarter of fiscal year 2002, and 48.9% for the preceding quarter. The increase for this quarter in gross margin as a percentage of sales compared to the preceding quarter is primarily due to the change in sales mix as a result of an increased proportion of sales by our Commercial and Government Group. "Gross profit as a percentage of sales for the quarter by Group was consistent with our expectations. We are pleased that the value we bring to our customers continues to warrant excellent margins," said Peckham.

Total company backlog as of June 30, 2003 was $36.1 million, compared to $38.3 million as of June 30, 2002, with a book-to-bill ratio of .98 to 1 for fiscal year 2003. The company reported a book-to-bill ratio of 1 to 1 for the fourth quarter ended June 30, 2003.

During the fourth quarter, SBS reported 8 Design Wins. Each reported Design Win represents an initial purchase order of a minimum of $100,000 and is forecasted to produce a minimum of $500,000 in sales annually when in production. By end market, the Design Wins include 5 in the government market, 2 in the commercial market, and 1 in the communications market. During fiscal year 2003, SBS secured a total of 45 Design Wins, with 25 in the government market, 9 in the commercial market, and 11 in the communications market.


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Also during the fourth quarter, SBS added new technology by acquiring Avvida
Systems Inc., a privately held company located in Waterloo, Ontario, Canada. Avvida, now operating as SBS Technologies Canada, develops FPGA-centric computing products focused on image processing. "FPGA-centric computing is highly complementary to SBS' existing product line and will address customer needs across all our markets," said Peckham. "We will use this technology to strengthen our product offerings in all areas of our business."

As previously announced on June 12, 2003, SBS consolidated the Communications and Enterprise Group by closing its Carlsbad, California facility. All business development and product design activities for the Communications and Enterprise Group are now located in the Mansfield, Massachusetts facility. The Carlsbad-based production business has been moved to the St. Paul, Minnesota facility. Currently, SBS has two production facilities - one in St. Paul, Minnesota, and the other in Germany. This will allow for continued improvement on delivery times and quality of product and further reduce costs.

As a result of changes in management responsibility, our desire to enhance regional-based sales and service to our European customers, and the acquisition of Avvida Systems, SBS will be changing its operating segments to a geographic focus. Going forward, SBS will report results for two operating segments - the Americas and Europe, but will continue to provide sales data for the commercial, government, and communications markets. Under this structure, all sales and support to European customers will be handled by SBS' German operations, and the balance of sales and support will be handled by the U.S. and Canadian operations. This change will enable management to better focus on regional market development, alignment of sales channels, and customers' product needs, enhancing customer service and satisfaction.

BUSINESS OUTLOOK

The following statements are based on current expectations and speak only as of the date of this release, August 12, 2003. These statements are forward-looking, and actual results may differ materially.

"One of our greatest challenges is a market that is still not demonstrating growth," said Clarence W. Peckham, CEO of SBS Technologies. "There are some signs of economic recovery, which we see in our lead generation and quoting activity, but the timing and scale of the effects on our business of these early indicators are at this point unpredictable. In the commercial and communications markets, we believe both bottomed during fiscal year 2003. Both markets remain very competitive, but we will continue to invest in a strong business development team and in focused R&D so that we can grow market share," continued Peckham.

"In the government market, we believe there will continue to be opportunities for new systems and applications. We are confident that our robust product portfolio is competitive, and that SBS will benefit from those opportunities," added Peckham. "We are aggressive in our development activities and we believe there will be growth in this market, which should contribute to total company sales growth in fiscal year 2004. However, should the U.S. defense budget be reviewed in light of the growth in the federal budget deficit, it may affect procurement spending."

"At this time, we expect sales for the quarter ended September 30, 2003 to be similar to the quarter ended June 30, 2003. The results of the quarter ended September 30, 2003, will include the balance of costs associated with the closure of the Carlsbad, California facility, estimated to be between $1.5 million and $2.0 million. For the longer term, we believe we have the right strategy and reaffirm our commitment to growth and earnings improvement," said Peckham.


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CONFERENCE CALL INFORMATION
SBS will host a conference call to discuss further the results of the quarter at 4:45 p.m. Eastern Time, Tuesday, August 12, 2003. To access the call, dial toll-free (800) 988-9518, or international dial (610) 794-9308. The passcode for the conference call is "SBS." The call will also be webcast live, and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com. An audio replay of the call may be accessed approximately one hour following the conclusion of the call by dialing (800) 388-4923 or international (402) 220-9102. There is no passcode for the audio replay. The replay will be available through September 1, 2003.

ABOUT SBS TECHNOLOGIES, INC.
SBS Technologies, Inc. (Nasdaq: SBSE), founded in 1986, designs and builds open architecture embedded computer products that enable original equipment manufacturers (OEMs) to serve the commercial, communications, enterprise, and government markets. SBS products are integrated into a variety of applications, including communications networking, medical imaging, industrial automation, and military systems. The portfolio includes an extensive line of CPU boards, computer interconnections, avionics, telemetry, and fully integrated systems and enclosures. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in five countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales and profitability, and the continued development of SBS'competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products; customer demand for and acceptance of SBS' products which may affect both sales and margins; SBS' ability to design, test and introduce new products on a timely basis; SBS' technology capabilities; the financial condition of SBS' customers; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2002 filed with the SEC.

                                TABLES TO FOLLOW

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                     SBS TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      THOUSANDS (EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

--------------------------------------------------------------------------------

                                                                  Year Ended                   Three Months Ended
                                                                    June 30                          June 30
                                                           --------------------------      --------------------------
                                                              2003            2002            2003            2002
                                                           ----------      ----------      ----------      ----------
Sales                                                      $  115,521         118,856          29,522          28,381
Cost of sales                                                  58,002          76,228          14,693          18,185
                                                           ----------      ----------      ----------      ----------
          Gross profit                                         57,519          42,628          14,829          10,196
Selling, general and administrative expense                    33,608          38,817           8,432          10,167
Research and development expense                               18,077          18,461           4,496           5,065
Employee severance and consolidation costs                      1,729           3,232           1,131           2,660
Impairment of intangible assets                                    --          13,005              --          10,323
Amortization of intangible assets                               1,940           7,525             452           1,867
                                                           ----------      ----------      ----------      ----------
          Operating income (loss)                               2,165         (38,412)            318         (19,886)
                                                           ----------      ----------      ----------      ----------
Interest and other income, net                                    435             631              93             210
Foreign exchange losses                                          (207)            (29)           (153)            (53)
                                                           ----------      ----------      ----------      ----------
                                                                  228             602             (60)            157
                                                           ----------      ----------      ----------      ----------
Income (loss) before income taxes and
      cumulative effect of change in
      accounting principle                                      2,393         (37,810)            258         (19,729)
Income tax expense (benefit)                                      784         (13,450)            144          (6,493)
                                                           ----------      ----------      ----------      ----------
Income (loss) before cumulative effect
      of change in accounting principle                         1,609         (24,360)            114         (13,236)
Cumulative effect of change in accounting
      for goodwill - transitional impairment
      (net of income tax benefit of $3,412)                    (6,058)             --              --              --
                                                           ----------      ----------      ----------      ----------
Net income (loss)                                          $   (4,449)        (24,360)            114         (13,236)
                                                           ==========      ==========      ==========      ==========
Earnings per share data:
      Net income (loss) per share:
        Income (loss) before cumulative effect             $     0.11           (1.67)           0.01           (0.91)
        Cumulative effect of change in accounting               (0.41)             --              --              --
                                                           ----------      ----------      ----------      ----------
        Net income (loss)                                  $    (0.30)          (1.67)           0.01           (0.91)
                                                           ==========      ==========      ==========      ==========
      Net income (loss) per share - assuming dilution:
        Income (loss) before cumulative effect             $     0.11           (1.67)           0.01           (0.91)
        Cumulative effect of change in accounting               (0.41)             --              --              --
                                                           ----------      ----------      ----------      ----------
        Net income (loss)                                  $    (0.30)          (1.67)           0.01           (0.91)
                                                           ==========      ==========      ==========      ==========


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                     SBS TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        THOUSANDS (EXCEPT SHARE AMOUNTS)

--------------------------------------------------------------------------------

                                                                                    June 30, 2003         June 30, 2002
                                                                                    ---------------      ---------------
                         Assets
Current assets:
      Cash and cash equivalents                                                     $        37,130               24,811
      Receivables, net                                                                       23,164               22,619
      Inventories                                                                            16,816               18,428
      Deferred income taxes                                                                   1,629                9,446
      Income tax receivable                                                                   4,830                4,584
      Prepaid expenses                                                                        1,661                1,226
      Other current assets                                                                      431                  165
                                                                                    ---------------      ---------------
            Total current assets                                                             85,661               81,279
                                                                                    ---------------      ---------------
Property and equipment, net                                                                   8,587               11,507
Goodwill, net                                                                                16,124               20,469
Intangible assets, net                                                                        6,781                6,283
Deferred income taxes                                                                        11,086                5,703
Other assets                                                                                    371                  407
                                                                                    ---------------      ---------------
            Total assets                                                            $       128,610              125,648
                                                                                    ===============      ===============
            Liabilities and Stockholders' Equity

Current liabilities:
      Accounts payable                                                              $         3,990                4,528
      Accrued representative commissions                                                        688                  518
      Accrued compensation                                                                    4,819                4,170
      Other current liabilities                                                               2,977                2,759
                                                                                    ---------------      ---------------
            Total current liabilities
                                                                                             12,474               11,975
                                                                                    ---------------      ---------------
Other long-term liabilities
                                                                                                 29                   27
                                                                                    ---------------      ---------------
            Total liabilities                                                                12,503               12,002
                                                                                    ---------------      ---------------
Stockholders' equity:
      Common stock, no par value; 200,000,000 shares authorized, 14,989,248 and
          14,628,709 issued and outstanding at June 30, 2003 and 2002,
          respectively                                                                       89,916               86,338
      Unearned compensation                                                                     (37)                  --
      Accumulated other comprehensive loss                                                      257               (3,113)
      Retained earnings                                                                      25,971               30,421
                                                                                    ---------------      ---------------
            Total stockholders' equity
                                                                                            116,107              113,646
                                                                                    ---------------      ---------------
            Total liabilities and stockholders' equity                              $       128,610              125,648
                                                                                    ===============      ===============


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                                       ###

Contact:      Jennifer D. Wade
              Investor Relations
              Tel. (505) 875-0600
              Fax. (505) 875-0404
              email: jwade@sbs.com